                                 Exhibit 12.1


                              Kohl's Corporation
                      Ratio of Earnings to Fixed Charges
                                    ($000s)

                                                                                  Fiscal Year (1)
                                                       -----------------------------------------------------------------------------
                                                        1999            1998           1997            1996           1995
                                                        ----            ----           ----            ----           ----
Earnings
--------
      Income before income taxes                         $421,112       $316,749       $235,063        $171,368       $122,729

      Fixed charges (3)                                    82,835         63,135         57,446          42,806         30,649
      Less interest capitalized
           during period                                   (4,405)        (1,878)        (2,043)         (2,829)        (1,287)
                                                         ---------      ---------      --------        ---------      --------
                                                         $499,542       $378,006       $290,466        $211,345       $152,091
                                                         =========      =========      ========        =========      ========
Fixed Charges
-------------
      Interest (expensed or capitalized) (3)              $33,813        $24,550        $26,304         $20,574        $14,774

      Portion of rent expense
           representative of interest                      48,769         38,385         30,798          22,031         15,798

      Amortization of deferred
           financing fees                                     253            200            344             201             77
                                                        ---------      ---------       --------       ---------       --------
                                                          $82,835        $63,135        $57,446         $42,806        $30,649
                                                        =========      =========       ========       =========       ========

Ratio of earnings to fixed charges                           6.03           5.99           5.06            4.94           4.96 (2)
                                                        =========      =========       ========       =========       ========

(1) Fiscal 1999, 1998, 1997 and 1996 are 52 week years and fiscal 1995 is a 53 week year.
(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.
(3) Interest expense for fiscal 1997, 1996, and 1995 has been restated to properly reflect interest expense included on the Consolidated Statements of Income.